Exhibit 3.1

SECOND AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

HANCOCK WHITNEY CORPORATION

FIRST: The name of the corporation is Hancock Whitney Corporation.

SECOND: The aggregate number of shares which the Corporation is authorized to issue is 400,000,000 divided into two classes. The designation of each class, the number of shares of each class and the par value, if any, of each class are as follows:

Number of Shares	Class	Par Value, if any
350,000,000	Common	$3.33
50,000,000	Preferred	$20.00

The preferences and relative rights in respect of the shares of each class and the variations in the relative rights and preferences as between the series of any preferred class in the series are as follows:

Each share of Common Stock shall entitle the holder thereof to full voting rights. Except as may be determined by the Board of Directors at the time a series is created, holders of Preferred Stock shall have no voting rights as a holder of such stock, except as specifically required by law.

The holders of Preferred Stock shall be entitled to receive dividends, subject to statutory restrictions, when and as declared by the Board of Directors. Such dividends shall be payable at such periods as shall be fixed by the Board of Directors at the rate specified in the resolution of the Board of Directors authorizing the issuance of the particular series of Preferred Stock, and no more.

Each class of Preferred Stock shall be divided into and issued from time to time by resolution of the Board of Directors in one or more series, each series being so designated as to distinguish the shares thereof from the shares of all other series and classes. All or any of the series of any such class and the variations and the relative rights and preferences as between different series may be fixed and determined by resolution of the Board of Directors, but all shares of the same class shall be identical except as to the following relative rights and preferences, as to which there may be variations between different series:

(a)	the rate of dividend;

(b)	whether dividends are cumulative, partially cumulative or non-cumulative, and related matters;

(c)	whether shares may be redeemed and, if so, the redemption price and terms and conditions of redemption;

(d)	the amount payable upon shares in the event of voluntary and involuntary liquidation;

(e)	sinking fund provisions, if any, for the redemption or purchase of shares;

(f)	the terms and conditions, if any, on which shares may be converted; and

(g)	the voting rights of the shares.

THIRD: The street address of its registered office is 645 Lakeland East Drive, Suite 101, Flowood, MS 39232 and the name of its registered agent at such address is C T Corporation System.

FOURTH: (a) The number of directors which shall constitute the whole board of directors shall be fixed from time to time only by a resolution adopted by a majority of the whole board of directors in its discretion, without shareholder approval; provided, however, that such number shall never be less than nine (9) and no decrease in the number of directors constituting the whole board of directors shall shorten the term of any incumbent director. The directors shall be divided into three classes as nearly equal in size as is possible, with the term of office of directors of the first class to expire at the first annual meeting of the shareholders after their election, that of the second class to expire at the second annual meeting after their election, and that of the third class to expire at the third annual meeting after their election, and in all cases as to each director until his successor shall be elected and shall qualify. At each annual meeting, directors to replace those of a class whose terms expire at such annual meeting shall be elected to hold office until the third succeeding annual meeting and until their respective successors shall have been elected and shall qualify. If the number of directors is hereafter changed, any newly created directorships or decrease in directorships shall be so apportioned among the classes as to make all classes as nearly equal in number as is possible.

(b)

Vacancies occurring on the board of directors for any reason shall be filled only by vote of a majority of the remaining members of the board of directors, although less than a quorum. The person filling the vacancy shall serve out the remainder of the term of the vacated directorship or, in case the vacancy results from an increase in the number of directors, the term designated of the class of directors of which the directorship is a part.

(c)	Directors may be removed from office only for cause.

(d)

Except as provided otherwise in these Second Amended and Restated Articles of Incorporation (i) a majority of the number of directors that constitutes the whole board of directors shall constitute a quorum for the transaction of business at any meeting of the board of directors, and (ii) if a quorum is present when a vote is taken, the affirmative vote of a majority of directors present shall be the act of the board of directors.

(e)

Regular meetings of the board of directors may be held without notice of the date, time, place or purpose of the meeting. Special meetings of the board of directors must be preceded by at least two days notice of the date, time and place of the meeting.

(f)

This Article FOURTH may not be amended or repealed, or any provision adopted which is inconsistent with Article FOURTH, without the approval by vote of the holders of not less than two-thirds of the then outstanding shares of Common Stock, notwithstanding anything contained in these Second Amended and Restated Articles of Incorporation or specified by law to the contrary.

FIFTH: A director shall not be liable to the Corporation or its shareholders for money damages for any action taken, or any failure to take any action, as a director, except liability for: (i) the amount of financial benefit received by a director to which he is not entitled; (ii) an intentional infliction of harm on the Corporation or its shareholders; (iii) a violation of Mississippi Code Annotated Section 79-4-

8.33(1972), as amended; or (iv) an intentional violation of criminal law. The Corporation shall indemnify any person (or the heirs, executors and administrators of any person) who was or is a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise, formal or informal (a “Proceeding”), by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any obligation to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan) or reasonable expenses (including legal fees) incurred with respect to the Proceeding: (A) to the fullest extent permitted by the Mississippi Business Corporation Act in effect from time to time (the “Act”) and (B) despite the fact that such person has failed to meet the standard of conduct set forth in the Act, or would be disqualified for indemnification under the Act for any reason, if a determination is made by one of the following determining bodies (collectively, the “Determining Bodies”): (i) the board of directors by majority vote of a quorum consisting of directors not at the time parties to the Proceeding, (ii) if a quorum cannot be obtained under (i), by majority vote of a committee duly designated by the board of directors (in which designation directors who are parties may participate), consisting of two or more directors not at the time parties to the Proceeding, (iii) by special legal counsel (a) selected by the board of directors or its committee in the manner prescribed in (i) or (ii) or (b) if a quorum of the board of directors cannot be obtained under (i) and a committee cannot be designated under (ii), selected by majority vote of the full board of directors (in which selection directors who are parties may participate, (iv) by the shareholders (but shares owned by or voted under the control of directors who are at the time parties to the Proceeding may not be voted on the determination) or (v) by a court, that the acts or omissions of the director, officer, employee or agent did not constitute gross negligence or willful misconduct. However the Corporation shall not indemnify a person for: (i) an intentional infliction of harm on the Corporation or its shareholders; (ii) a violation of Mississippi Code Annotated Section 79-4-8.33 (1972), as amended; or for (iii) an intentional violation of criminal law, and the Corporation shall not indemnify a person for receipt of a financial benefit to which he is not entitled unless ordered by a court under Mississippi Code Annotated Section 79-4-8.54(9)(3). The Corporation shall indemnify a person in connection with a proceeding by or in the right of the Corporation for reasonable expenses incurred in connection with the Proceeding if such acts or omissions do not constitute gross negligence or willful misconduct, and shall make further indemnification in connection with the Proceeding if so ordered by a court under Mississippi Code Annotated, Section 79-4-8.54(9)(3). The Corporation upon request shall pay or reimburse such person for his reasonable expenses (including legal fees) in advance of final disposition of the Proceeding as long as: (i) such person furnishes the Corporation a written undertaking, executed personally or on his behalf, to repay the advance if he is not entitled to mandatory indemnification under Mississippi Code Annotated Section 79-4-8.52 and it is ultimately determined by a judgment or other final adjudication that his acts or omissions did constitute gross negligence or willful misconduct, which undertaking must be an unlimited general obligation of such person, and which shall be accepted by the Corporation without reference to the financial ability of the person to make repayment or to collateral; (ii) such person furnishes a written affirmation of his good faith that his acts or omissions did not constitute gross negligence or willful misconduct; and (iii) a determination is made by any of the Determining Bodies that the facts then known to those making the determination would not preclude indemnification under this Article FIFTH.

Neither the amendment nor repeal of this Article FIFTH, nor the adoption or amendment of any other provision of the Corporation’s bylaws or these Second Amended and Restated Articles of Incorporation inconsistent with this Article FIFTH, shall apply to or affect in any respect the applicability of the preceding paragraph with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

SIXTH: The shareholders of the corporation shall not be entitled to cumulative voting rights in the election of directors.